Exhibit 10.3 to Clean Coal Technologies, Inc. Form 8-k 3-15-12

Clean Coal Agrees to Sign Technology License Agreement with Jindal Steel and Power Ltd., Agrees to Form Joint Venture with the Archean Group

NEW YORK--(BUSINESS WIRE)--

Clean Coal Technologies, Inc. (“CCTI”), a cleaner-energy technology company, “fully-reporting” and listed on the OTCQB (symbol CCTC), and Jindal Steel and Power Ltd. (“Jindal”) have agreed to enter into a Technology License Agreement (“TLA”) in lieu of the formerly announced Joint Venture Agreement contemplated under the Memorandum of Understanding signed between CCTI and Jindal on January 27, 2012. The decision to enter into the TLA was arrived at jointly and is beneficial for both companies as it allows Jindal to focus on its core business model in Indonesia of supplying dry, high-quality coal to their steel and power businesses in India while allowing CCTI to focus on the development and marketing of its technology to third parties.

Under the TLA, CCTI will receive an on-going royalty fee on all processed coal from Jindal majority-owned mines in the ASEAN region. In addition, Jindal will pay CCTI a one-time license fee immediately upon the signing of a pilot plant construction contract (the “EPC Contract”) with SAIC Energy Environment & Infrastructure (“SEE&I”) and the payment of the deposit to SEE&I. The amount of the royalty fee and license fee are awaiting committee approval by Jindal and will be announced shortly.

For its ASEAN region joint venture initiative, CCTI has instead entered into a binding terms of agreement for a joint venture with the Archean Group (“AGPL”) to develop, deploy and market CCTI’s Pristine M technology throughout the ASEAN region. It is anticipated that the joint venture company (the “JV”) will be owned 55% by AGPL and 45% by CCTI.

In exchange for a 55% ownership interest in the JV, AGPL has committed to contribute U.S. $4.0 million to the JV. Of this amount, it is anticipated that U.S. $2.0 million will be used to fund the construction of a 1:10-scale pilot plant in Oklahoma. The remaining U.S. $2.0 million is a one-time license fee that will be payable to CCTI upon successful commissioning of the pilot plant.

Construction of the pilot plant in Oklahoma will commence immediately upon execution of the EPC Contract and receipt of a down payment to SAIC by the JV. It is expected that the EPC Contract will be formalized this month and construction of the pilot plant will begin in April with construction scheduled to be completed within 16 to 24 weeks. Under the binding terms of the agreement, AGPL will pay a U.S. $1.00 per ton ongoing royalty fee for all coal processed from AGPL majority-owned mines provided that no royalty fee will be payable for the first two million tons of coal produced.

In exchange for its 45% ownership interest in the JV, CCTI will contribute a 25-year exclusive license to develop, market and deploy its Pristine M technology, covering the ASEAN countries, including Indonesia, the Philippines, Cambodia, Vietnam, Malaysia, Brunei, Thailand, Laos and Myanmar.

In addition to providing certain funding for the JV, AGPL has also agreed to purchase a 6.7% stake in CCTI for U.S. $2.0 million. It is anticipated that the funds will be paid to CCTI during the week of March 19, 2012.

CCTI’s CEO, Robin Eves, stated: “We are delighted to have signed this agreement with AGPL and agreed to restructure our transaction with Jindal. The result is that CCTI will have a larger stake in the ASEAN region joint venture, two commercial projects in Indonesia immediately to follow the successful deployment of the Pilot Plant, two royalty-paying clients, and license fees totaling U.S. $2.75 million, up from U.S. $1.5 million, prior to the AGPL transaction. AGPL’s agreement to make a direct investment of U.S. $2.0 in CCTI will provide working capital and the ability to reduce our debt.

Upon completion of these transactions, CCTI will have cemented two very powerful commercial partnerships in Asia. We have agreed to restructure our agreement with Jindal while aligning ourselves with a strong and viable global coal producing, trading and marketing company. We are very pleased to have agreed to work towards a new license agreement with Jindal and look forward to building on the very solid relationship that has been forged between our two companies.”

Mr. Eves added: “The Archean Group has an enormous marketing footprint in Asia, the Middle East and Africa. At present, AGPL owns estimated reserves of 800 million tons of coal in Indonesia and is currently exporting 2.5 million tons per annum to China and 1.5 million tons per annum to India. Plans are in place to ramp up Indonesian production and exports to 10 million tons per annum by 2013. Their global trading and marketing network will be invaluable for introducing CCTI’s Pristine M technology around the world.

Additional information regarding the terms of the TLA and EPC Contracts will be disclosed upon execution of the agreements.

The Archean Group Companies

Archean Group is a professionally managed diversified conglomerate having strategic business interests, investments and over 30 years of operational experience in high growth sectors such as mining & minerals, industrial chemicals & fertilizers, shipping & shipbuilding, building materials, oil & gas services, and energy & infrastructure.

Under the Group’s mining portfolio, Archean Group is present in Indonesia since early 2004 and owns several thermal coal-mining concessions that are under various stages of operations across different coal rich provinces in Indonesia. Currently, with combined estimated reserves in excess of 800 million tons and a successful track record of production, Archean is on the path of expansion. Being one of the very few Indian companies to be able to operate in Indonesia at a large scale, Archean is looking to take advantage of the enormous potential from the low rank coal deposits in Indonesia, thereby strategically positioning itself to be a significant, reliable and long-term player in the rapidly growing Asia Pacific energy market.

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the CCTI. Such risks and uncertainties include, but are not limited to, the time frame for construction of the pilot plant, production of revenue, and the impact of rapid price and technological change as well as competition in the energy market, and supply uncertainties and other risks.

About Clean Coal Technologies, Inc.

CCTI, (http://www.cleancoaltechnologiesinc.com) a cleaner-energy, technology company with major offices in Coral Spring, Florida and New York City, NY, owns a patented process technology to design and build, state of the art plants, which convert coal into a cleaner burning fuel source. This technology utilizes a patented pre-combustion beneficiation process. The Company's patented end product “PRISTINE™” coal is significantly more efficient, less polluting, more cost effective, and provides more heat than untreated dirty coal. The principal elements of this pre combustion technology are based on well-proven, off the shelf components and equipment. Its clean coal technology reduces some 90% of chemical pollutants from coal, including Mercury, thereby resolving emission issues affecting coal-fired power plants.

About Jindal Steel & Power Limited (JSPL)

Jindal Steel and Power Limited (JSPL) is one of India’s major steel producers with a significant presence in sectors like Steel, Mining, Power Generation and Infrastructure. With an annual turnover of over US $2.9 billion, JSPL is a part of the over U.S. $15 billion diversified O. P. Jindal Group. In the recent past, JSPL has expanded its steel, power and mining businesses to various parts of the world particularly in Asia, Africa and South America.

The company produces economical and efficient steel and power. From the widest flat products to a whole range of long products, JSPL sports a product portfolio that caters to major infrastructure and housing projects in the country. It also has the distinction of producing the world’s longest 121 metre rails and large size parallel flange beams, high strength angle irons for transmission towers and high strength earthquake resistant construction rebars.

The organization is equally concerned about the environment and is committed towards restoring nature’s balance by maintaining a clean and green environment. JSPL’s Corporate Social Responsibility policy aims at bringing about a radical transformation in the quality of people in and around the operation areas of the company through positive intervention in social uplifting programs.

Forward-Looking Statements

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the Company. Such risks and uncertainties include, but are not limited to, the time frame for production of revenue, product development and commercial introduction, the impact of rapid price and technological change and competition, manufacturing and supply uncertainties and other risks.

Contact:

Clean Coal Technologies, Inc.
Mr. Robin Eves, 646-710-3549
Director, President & CEO
reves@cleancoaltechnologiesinc.com
www.cleancoaltechnologiesinc.com
or
Investor Relations:
Cooper Global Communications LLC
Ms. Jennifer K. Zimmons, Ph.D., 212-209-7360
Managing Director
jzimmons@cgc-us.com
www.cgc-us.com